EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61940, 333-66982, and 333-194701 on Form S-3 and Registration Statement Nos. 333-43334, 333-53970, 333-54932, 333-105215, 333-124777, 333-150022, 333-163684, 333-170285, 333-183562, 333-190318, 333-194207, 333-202360, 333-205963, 333-214314 on Form S-8 of our reports dated February 27, 2017, relating to the consolidated financial statements of Sonus Networks, Inc. and subsidiaries, and the effectiveness of Sonus Networks, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 27, 2016